Exhibit 99.2

521 Fifth Avenue	212.297.1000	NYSE: GPT
30th Floor	www.gptreit.com
New York, NY 10175

August 13, 2014

CEDE & CO

P.O. BOX 20

BOWLING GREEN STATION

NEW YORK NY 10004

Re:	Gramercy Property Trust Inc.’s 8.125% Series A Cumulative Redeemable Preferred Stock
(CUSIP 38489R209)

REDEMPTION NOTICE

Dear Preferred Stockholder:

According to our records, you are the lone record holder of shares of Gramercy Property Trust Inc.’s 8.125% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”). This letter serves as notice to you that pursuant to Section 5 of the Articles Supplementary of the 8.125% Series A Cumulative Redeemable Preferred Stock, (the “Articles Supplementary”), shares of Series A Preferred Stock will be redeemed for cash as set forth below.

1.	The redemption date shall be September 12, 2014 (the “Redemption Date”).

2.	The shares of Series A Preferred Stock are being redeemed at a redemption price of $25.00 per share and the further sum of $0.32161 per share representing any accrued and unpaid dividends to the Redemption Date, being a total redemption price of $25.32161 per share (the “Redemption Price”).

3.	The total number of shares of Series A Preferred Stock to be redeemed by the Company pursuant to Section 5 of the Articles Supplementary is 3,525,822, representing all of the issued and outstanding shares of the Series A Preferred Stock.

4.	The place where certificates representing shares of the Series A Preferred Stock are to be surrendered for payment is:

American Stock Transfer & Trust Company LLC

Corporate Action Group

6201 15th Avenue

Brooklyn, NY 11219

5.	The shares Series A Preferred Stock being redeemed shall be restored to the status of authorized but unissued shares of Preferred Stock (as defined in the Articles Supplementary) as of the Redemption Date and, thereafter, dividends will cease to accrue and you will have no rights as a stockholder of the Company, other than the right to receive payment in the amount of the Redemption Price.

All inquires with respect to the redemption of the Series A Preferred Stock should be made directly to American Stock Transfer & Trust Company, LLC at the address above or by telephone (877) 248-6417 (toll free) or (718) 921-8317.

Gramercy Property Trust Inc.

By:	/s/ Jon W. Clark
Name:	Jon W. Clark
Title:	Chief Financial Officer